DENBURY RESOURCES INC.
                             P R E S S  R E L E A S E

                      Randy Stein Joins Board of Directors

     DALLAS - January 24, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced the appointment of Mr. Randy Stein of Denver, Colorado, to its Board of Directors to fill a prior vacancy until the May 2005 annual meeting, the last remaining vacancy on its Board that the Board intends to fill.

     Mr. Stein has 29 years of diversified management experience with public and private companies, including 20 years with PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, most recently as principal in charge of the Denver tax practice until his resignation in 2000. Mr. Stein was also employed as an executive officer of a Denver based independent oil and gas company, and is currently a self employed business consultant. Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, an oil and gas company, and also serves on the board and audit committee of Koala Corporation, both Denver based public companies.

     Ron Greene, Chairman of the Board, stated, "Mr. Stein brings significant accounting, tax and financial expertise to our Board, further strengthening our audit committee, where he will serve as co-chairman. Mr. Stein's extensive overall corporate governance experience coupled with his direct management and public company board governance experience in the oil and gas industry will serve Denbury well as we move into our next stage of growth as a focused and disciplined Company."

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com